                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Sundance Homes, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                February 2, 1999


To the Shareholders of
SUNDANCE HOMES, INC.:

     You are cordially invited to attend the Annual Meeting of Shareholders of Sundance Homes, Inc. to be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 2200, Chicago, Illinois 60661, on Wednesday, March 3, 1999 at 9:00 a.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Annual Meeting, which includes the election of two directors as the Class II directors of the Company.

     Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions that our shareholders may have. By attending the Annual Meeting, you will have an opportunity to hear the plans for our Company's future, to meet your officers and directors and to participate in the business of the Annual Meeting. If it is not possible for you to attend, please return the enclosed Proxy immediately to ensure that your shares will be voted.

     We look forward to seeing you at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 2200, Chicago, Illinois 60661, on Wednesday, March 3, 1999 at 9:00 a.m., local time.

                                    Sincerely,

                                    /s/ Maurice Sanderman

                                    MAURICE SANDERMAN
                                    Chairman, President and Chief Executive
                                    Officer

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 3, 1999

                            ------------------------

To the Shareholders of
SUNDANCE HOMES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Sundance Homes, Inc. (the "Company") will be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 2200, Chicago, Illinois 60661, on Wednesday, March 3, 1999, at 9:00 a.m., local time. A Proxy and a Proxy Statement for the Annual Meeting are enclosed.

     The Annual Meeting is for the following purposes:

     (1)  To elect two directors as the Class II directors of the Company.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on February 1, 1999 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting shall be open to the examination of any shareholder during ordinary business hours at the offices of the Company at 150 West Center Court, Schaumburg, Illinois 60195.

     Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

                                    By Order of the Board of Directors,

                                    /s/ David Apter

                                    DAVID APTER
                                    Corporate Secretary
Schaumburg, Illinois
February 2, 1999

      SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING
          IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE
              ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              SUNDANCE HOMES, INC.
                             150 West Center Court
                           Schaumburg, Illinois 60195
                                 (847) 255-5555

                                --------------

                                PROXY STATEMENT

                                --------------


                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 3, 1999


     The accompanying Proxy is solicited by the Board of Directors of Sundance Homes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on March 3, 1999, or at any adjournments thereof (the "Annual Meeting"). Giving the Proxy will not in any way affect a shareholder's right to attend the Annual Meeting and to vote in person. The approximate date on which this Proxy Statement and the accompanying Proxy will be mailed to shareholders is February 2, 1999.

     A Proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or for any one or more nominees) is withheld, Proxies will be voted for the slate of two directors proposed by the Board. Discretionary authority is provided in the Proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, it is understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

     The Proxy may be revoked at any time before it is exercised by providing written notice of such revocation to Sundance Homes, Inc., 150 West Center Court, Schaumburg, Illinois 60195, Attn: Corporate Secretary. The Proxy also may be revoked by the attendance and voting by a shareholder at the Annual Meeting or by the execution and delivery to the Company of a Proxy dated subsequent to a prior Proxy.


                                  RECORD DATE

     The Board of Directors has fixed the close of business on February 2, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date of the Annual Meeting there were outstanding 7,813,144 shares of Common Stock. The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Annual Meeting.

                                 REQUIRED VOTE

     The vote of a plurality of the shares cast in person or by proxy is required to elect nominees for directors. With respect to the election of directors at the Annual Meeting, each holder of Common Stock is entitled to vote the number of shares owned by such Shareholder for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. Nominees who receive the greatest number of votes, up to the number of directors to be elected, shall be elected. See "Election of Directors."

     The presence at the Annual Meeting by person or by Proxy, of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Maurice Sanderman, Chairman and Chief Executive Officer of the Company, and an irrevocable trust established by Mr. Sanderman for the benefit of members of his family, together have sufficient voting power to elect the nominees proposed by the Board of Directors and they have advised the Board of Directors that they will vote their shares in favor of the election of such nominees.


                                    PROXIES

     Maurice Sanderman and Charles Engles, the persons named as proxies on the Proxy Card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Sanderman and Engles are each Directors of the Company. Each executed and returned Proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such Proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Unless instructions to the contrary are given, the shares represented by a Proxy at the Annual Meeting will be voted pro rata for the Board of Directors' nominees.


                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide that the members of the Company's Board of Directors shall be divided into three classes, with each class having two members. At the 1994 annual meeting of shareholders, as specified in the Articles of Incorporation of the Company, the directors of the Company were elected into three classes, with the Class I directors being elected for a one-year term, Class II directors being elected for a two-year term and Class III directors being elected for a three-year term. The Articles of Incorporation of the Company provide that, at each annual meeting after such election, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

     With respect to the election of directors at the Annual Meeting, each holder of Common Stock is entitled to vote the number of shares owned by such Shareholder for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. Nominees who receive the greatest number of votes, up to the number of directors to be elected, shall be elected.

     The persons named in the enclosed form of Proxy, unless otherwise directed therein by the shareholder giving the Proxy, intend to vote such Proxy FOR the election of the nominees named below as directors for the terms specified and intend to vote the number of shares owned by such shareholders for each nominee. If any nominee becomes unavailable for election or unable to serve as a director, the persons named in the enclosed form of Proxy intend to cast votes for a person that will be designated by the Board of Directors of the Company. Management has no reason to doubt the availability of any of the nominees to serve and no reason to believe that any of the nominees will be unavailable or unwilling to serve if elected to office. To the knowledge of management, the nominees intend to serve the terms for which election is sought. In the event that a shareholder withholds authority to vote for one or more nominees, the persons named in the enclosed form of Proxy intend to distribute that shareholder's cumulative votes pro rata among the nominees for whom authority is not withheld.

     The Board of Directors has nominated two persons for election as the Class II directors at this Annual Meeting to serve a three year term expiring at the Annual Meeting in 2002 or until their successors are elected and qualified. Dennis Bookshester is currently serving as a Director of the Company and Thomas Small is currently serving as a Director, the President and the Chief Operating Officer of the Company. Both have consented to serve for a three-year term.

Nominees

     The names of the nominees for the office of director in Class II, together with certain information concerning such nominees, are set forth below:

                                                                                  Director
       Name           Age   Position With the Company and Principal Occupation     Since
-------------------   ---   --------------------------------------------------    --------
Dennis Bookshester     60   Director; Chairman of Cutanix Corporation               1993
Thomas Small           49   Director, President and Chief Operating Officer         1998

     Dennis Bookshester has served as the Chairman of Cutanix Corporation, a biotechnology company primarily developing advanced skin care products, since September 1997. From January 1997 until September 1997, Mr. Bookshester served as the President and Chief Executive Officer of Hydrotech-H\2\0 Plus. From
1991 until joining Hydrotech-H\2\0 Plus, Mr. Bookshester was an independent business consultant and during 1990 and 1991 served as Chief Executive Officer of Zale Corp., a Texas-based jewelry store chain. From 1982 to 1989 he served as Chief Executive Officer of the retail division of Carson Pirie Scott & Company, a major Chicago department store. He also is a Director of Evans Inc., Fruit of the Loom, Inc., Arthur Treacher's and Playboy Enterprises, Inc.

     Thomas Small has been the President and Chief Operating Officer and a Director of the Company since August 1998. From April 1997 to August 1998, Mr. Small was President of Sundance Suburban Properties, Inc., a wholly-owned subsidiary of the Company. From February 1996 until April 1997, he was Vice President - Land Acquisition and Development and from July 1994 to February 1996, he was the Company's Vice President - Development. From 1989 to May 1994, Mr. Small was the Vice President of Construction/Development of Fogelsen Development Company, a real estate development company.

Other Directors

     The following persons will continue as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                                                                       Class and Year In
                                                                                          Director      Which Term Will
       Name          Age      Position With the Company and Principal Occupation           Since           Expire
-----------------    ---  ----------------------------------------------------------      --------      ---------------
Charles Engles        51  Director; President and Chief Executive Officer of Cutanix        1994           Class III
                          Corporation                                                                         2000

Maurice Sanderman     58  Chairman of the Board and Chief Executive Officer                 1975           Class III
                                                                                                              2000
Joseph Atkin          53  Director; Vice President and Chief Financial Officer              1997            Class I
                                                                                                              2001
Gerald Ginsburg       57  Director; Managing Director of American Express Tax and           1995            Class I
                          Business Services; Partner in the public accounting firm of                         2001
                          Checkers, Simon & Rosner



     Charles Engles has served as President and Chief Executive Officer of Cutanix Corporation since November 1997. From 1994 until March 1997, Mr. Engles served as Chairman and Chief Executive Officer of Stillwater Mining Company, a platinum and palladium mining company. From 1989 until 1994, he served as Senior Vice President, Corporate Development, for Manville Corporation, Denver, Colorado, a manufacturer of various building products. From 1984 to 1989, he served as Senior Vice President of The Trump Group in Menlo Park, California, a leveraged buy-out firm. Mr. Engles was a Rhodes Scholar at Oxford University in England. Mr. Engles is a director of Centaur Pharmaceuticals, Inc., a development stage biopharmaceutical company.

     Maurice Sanderman founded the Company in 1975 and has been the Company's Chairman of the Board and Chief Executive Officer since that time. Mr. Sanderman also served as President of the Company from April 1997 to August 1998 and from 1975 until December 1995. Prior to forming the Company, Mr. Sanderman served as Treasurer of Kaufman and Broad Homes Inc. of Illinois, a homebuilder with developments throughout the United States. Mr. Sanderman has been and continues to be involved with numerous associations operating within the homebuilding industry, including the Home Builders Association of Greater Chicago of which he was a member of the Board of Governors.

      Joseph Atkin has been the Company's Vice President and Chief Financial Officer since December 1996. From February 1996 to December 1996, Mr. Atkin served as President and Chief Financial Officer of Circle Fine Art Company ("Circle"), a publisher and retailer of fine art, and from 1980 to February 1996, he served as Vice President and Chief Financial Officer of Circle. In February 1996, Circle filed for relief under Chapter 11 of the United States Bankruptcy Code.

     Gerald Ginsburg is a certified public accountant and has served as a Managing Director of American Express Tax and Business Services since April, 1997 and has been a partner with the public accounting firm of Checkers, Simon & Rosner since 1985. Mr. Ginsburg previously was the Managing Director of the accounting firm of Berman & Berman, Ltd., which merged with Checkers, Simon & Rosner in 1985. Mr. Ginsburg is a former Chairman of the Business Management Committee of the Home Builders Association of Greater Chicago.

     In November 1994, a lawsuit was brought against the Company and certain directors and employees of the Company by the Board of Managers of the Parkside on the Green Condominium Association. The complaint seeks damages against the Company for alleged construction defects in the approximate amount of $4.8 million, together with punitive damages against the named individuals for alleged breach of fiduciary duty. The Company has assumed the defense of this lawsuit on behalf of the individual defendants. The lawsuit is in the discovery process and various inspections are underway. The Company is defending the lawsuit vigorously.

Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee currently composed of Charles Engles, Dennis Bookshester and Gerald Ginsburg (Chairman). The Audit Committee met on one occasion during fiscal 1998. The Audit Committee generally has responsibility for recommending independent accountants to the Board for selection, reviewing the plan and scope of the accountants' audit, reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing.

     The Board of Directors also has a Compensation Committee currently composed of Dennis Bookshester (Chairman), Charles Engles and Gerald Ginsburg. The Compensation Committee met on one occasion during fiscal 1998. The Compensation Committee establishes the overall compensation policies to be followed by the Board of Directors, recommends the compensation of the Company's key employees, administers the Stock Incentive Plan and prepares the report of the Compensation Committee.

     The Company does not have a Nominating Committee.

     The Board of Directors regularly meets quarterly, and, during fiscal 1998, the Board of Directors met five times.

Compensation of Directors

     Members of the Board of Directors who are not employees of the Company are paid $15,000 annually for their services as directors and are paid $500 for each meeting of the Audit Committee and the Compensation Committee which they attend. Outside directors are also eligible to receive options under the Directors' Plan. The Directors' Plan provides for the granting of options to purchase an aggregate of 150,000 shares (subject to adjustment in certain circumstances) of Common Stock to members of the Board of Directors who are not also employees of the Company (the "Outside Directors"). The Directors' Plan is designed to promote the interests of the Company by providing an increased opportunity for existing and potential new directors to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and align their interests with those of the shareholders.

     Outside Directors are granted options to acquire 5,000 shares of Common Stock on each of the date on which a person is first elected as a Director, the date of the first annual meeting of shareholders held subsequent to such person's election and, thereafter, on the date of each succeeding annual meeting of shareholders after which such person is still serving as a director (with a limit of options to acquire a total of 50,000 shares to be granted to any Outside Director). All options granted under the Directors' Plan are exercisable at the first anniversary of the date granted and at a price per share equal to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant or, if the market is closed on such date, the next business day. Once granted, options may be canceled under certain circumstances including death and termination of directorship.

     If any options under the Directors' Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved for grant will revert to the status of available shares. All options expire on the earlier to occur of (a) ten years following the Grant Date, (b) two years after the Outside Director's directorship terminates by reason of Disability (as defined in the Directors' Plan), death or failure to be renominated or elected as a director, and (c) six months after the Outside Director's directorship terminates for any reason other than disability, death or failure to be renominated or reelected.


                               EXECUTIVE OFFICERS

     Jon Tilkemeier is the only executive officer of the Company who is not identified under the caption "Election of Directors." Mr. Tilkemeier, age 37, served as the Company's Executive Vice President from September 1997 until his resignation from the Company effective December 31, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were complied with during fiscal 1998.

                            EXECUTIVE COMPENSATION

     The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal 1996, 1997 and fiscal 1998 for those persons who were at September 30, 1998 (i) the Chief Executive Officer and (ii) an executive officer of the Company whose salary and bonus exceeded $100,000 for fiscal 1998 (collectively, the "Named Officers").

                           Summary Compensation Table

                                                                                   Long Term
                                                                                  Compensation
                                                                                  ------------
                                                                Annual
                                                             Compensation            Awards
                                                       ------------------------   ------------
                                                                                   Securities
                                                                                   Underlying      All Other
  Name and principal position            Period        Salary ($)     Bonus ($)    Options (#)   Compensation
-------------------------------    ------------------  ----------     ---------    -----------   ------------
Maurice Sanderman,                 Year ended 9/30/98   $309,230             --             --             --
  Chairman and                     Year ended 9/30/97    420,385             --             --             --
  Chief Executive Officer          Year ended 9/30/96    300,000             --             --             --

Thomas Small,                      Year ended 9/30/98    248,807             --         20,000             --
  President and Chief Operating    Year ended 9/30/97    167,231             --         20,000             --
  Officer

Joseph Atkin,                      Year ended 9/30/98    248,461             --         20,000             --
  Vice President and Chief         Year ended 9/30/97    114,231/(1)/        --         40,000             --
  Financial Officer

Jon Tilkemeier/(2)/,               Year ended 9/30/98    303,461             --         20,000             --
  Executive Vice President         Year ended 9/30/97    147,115             --             --             --

------------------
(1) Represents salary earned from the date Mr. Atkin joined the Company, December 12, 1996, through September 30, 1997.
(2) Mr. Tilkemeier resigned from the Company on December 31, 1998.

Option Grants in Last Fiscal Year

     The following table provides information on grants of stock options during the year ended September 30, 1998 to the Named Officers pursuant to the Company's Stock Incentive Plan. No stock appreciation rights were granted by the Company during fiscal 1998.


                       Option Grants In Last Fiscal Year

                                                                                        Potential Realizable Value
                                                                                        at Assumed Annual Rates of
                                                                                          Stock Price Appreciation
                                          Percent of Total                                   for Option Term (2)
                       Number of Shares    Options Granted                              --------------------------
                      Underlying Options   to Employees in   Exercise or    Expiration
       Name               Granted (#)        Fiscal Year    Base Price (1)     Date        5% ($)        10% ($)
-----------------     ------------------  ----------------  --------------  ----------  -----------    -----------
Maurice Sanderman            --                  --               --           --             --           --
Thomas Small               20,000(3)            9.8%            $1.125       12/15/07      $14,150       $35,859
Joseph Atkin               20,000(3)            9.8              1.125       12/15/07      $14,150       $35,859
Jon Tilkemeier/(4)/        20,000(3)            9.8              1.125       12/15/07      $14,150       $35,859

------------------
(1) Represents the fair market value of the Company's common shares as of the close of business on the grant date.
(2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of the common stock and the option holder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.
(3) Options are exercisable starting on December 15, 1998, with options to purchase 25% of the shares covered thereby becoming exercisable at that time and with options to purchase an additional 25% of the shares becoming exercisable on each successive December 15 with full vesting occurring on December 15, 2001.
(4)  Mr. Tilkemeier resigned from the Company effective December 31, 1998.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table provides information on the Named Officers' unexercised options at September 30, 1998. All such options were granted under the Company's Stock Incentive Plan. None of the Named Officers exercised any options during fiscal 1998.

                         Fiscal Year-End Option Values

                                 Numbers of Shares         Value of Unexercised
                              Underlying Unexercised           In-The-Money
                              Options at 9/30/98 (#)     Options at 9/30/98 ($)(1)
                            -------------------------    -------------------------
             Name           Exercisable/Unexercisable    Exercisable/Unexercisable
     -------------------    -------------------------    -------------------------
     Maurice Sanderman                 --                            --
     Thomas Small                 24,000/43,000                  $0/$7,500
     Joseph Atkin                 10,000/50,000                    0/7,500
     Jon Tilkemeier/(2)/          20,000/40,000                    0/7,500

-------------------
(1) The value per option is calculated by subtracting the exercise price from the closing price of the Company's Common Stock of $1.50 as reported on the Nasdaq National Market on September 30, 1998.
(2) Mr. Tilkemeier resigned from the Company effective December 31, 1998.

Employment Agreements

     Effective December 11, 1996, the Company entered into an agreement with Mr. Atkin providing for an annual base salary of $150,000 for the first year of the agreement and an amount not less than $150,000 to be determined by the Compensation Committee for the second year of the agreement. The agreement provided for a minimum bonus of $50,000 at the end of Mr. Atkin's first year of employment. On December 15, 1997, the Compensation Committee set Mr. Atkin's base salary at $200,000 effective October 1, 1997. Mr. Atkin was granted options to purchase 40,000 shares of Common Stock on December 12, 1996, the date of commencement of his employment. The exercise price of the options is $2.75, the fair market value on the date of grant, and such options vest in four equal annual increments beginning on December 13, 1997.

     Effective September 26, 1996, the Company entered into an agreement with Mr. Tilkemeier providing for an annual base salary of $150,000 for the first year of the agreement and an amount not less than $150,000 to be determined by the Compensation Committee for the second year of the agreement. On December 15, 1997, the Compensation Committee set Mr. Tilkemeier's base salary at $200,000 effective October 1, 1997. The agreement provided for a minimum bonus of $75,000 at the end of Mr. Tilkemeier's first year of employment subject to his and the Company meeting certain performance criteria. Pursuant to the agreement, Mr. Tilkemeier was granted options to purchase 40,000 shares of Common Stock on September 26, 1996, the date of commencement of Mr. Tilkemeier's employment. The exercise price of the options is $3.625, the fair market value on the date of grant, and such options vest in four equal annual increments beginning on September 27, 1997. The agreement also provides that Mr. Tilkemeier will be entitled to options to purchase at least 20,000 shares of Common Stock at the end of each of his first two years of employment provided he and the Company meet certain performance criteria.

Stock Incentive Plan

     The Stock Incentive Plan was effective as of April 7, 1993 and was amended effective as of February 16, 1996 to increase the number of shares of Common Stock under the Stock Incentive Plan. The purpose of the Stock Incentive Plan is to enable officers and key employees of the Company to participate in the Company's future and to enable the Company to attract and retain these persons by offering them proprietary interests in the Company. The Stock Incentive Plan is administered by the Company's Compensation Committee and authorizes the issuance of up to 625,000 shares of Common Stock pursuant to the grant or exercise of stock options, stock appreciation rights, restricted stock or deferred stock (generally, "Awards").

     On December 15, 1997, the Company granted to each of Mr. Atkin, Mr. Small and Mr. Tilkemeier options to purchase 20,000 shares of stock and granted to 15 of the Company's other employees options to purchase a total of 62,500 shares of stock, all at an exercise price of $1.125 per share. On March 25, 1998, the Company granted to 11 of its employees options to purchase a total of 62,000 shares of stock at an exercise price of $2.50 per share. As of September 30, 1998, options to purchase a total of 1,053,000 shares had been granted since April 7, 1993 at exercise prices ranging from $1.125 to $11.25 per share. As of September 30, 1998, 4,125 of these options had been exercised and options to purchase 114,375 shares were exercisable. As of September 30, 1998, options to purchase 676,250 shares had been forfeited upon termination of employment leaving 248,250 shares available for future awards.

     In the event of a Change in Control of the Company (as defined in the Stock Incentive Plan): (1) any Stock Appreciation Rights and Stock Options outstanding as of the date of such Change in Control which are not then exercisable and vested will become fully exercisable and vested to the full extent of the original grant; and (2) the restrictions and deferral limitations applicable to any shares of Restricted Stock and Deferred Stock will lapse, and such shares of Restricted Stock and Deferred Stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

     A Change in Control includes any transaction which would result in Maurice Sanderman and an irrevocable trust established by Mr. Sanderman for the benefit of members of his family owning, directly or indirectly, less than 50.1%, or any other person owning, directly or indirectly, 20% or more of the outstanding Common Stock of the Company or the voting power of the Company; certain changes in the members of the Board of Directors; certain corporate transactions (such as a merger); and the sale of substantially all of the Company's assets.

Report of the Compensation Committee on Executive Compensation

     The Board of Directors approved a written charter regarding the mission and functions of the Compensation Committee (the "Compensation Committee") on August 2, 1995. The Compensation Committee, currently composed of Dennis Bookshester, Charles Engles and Gerald Ginsburg, met on one occasion during fiscal 1998. During that time, the Compensation Committee reviewed and approved the Company's executive compensation program and policies for executive personnel.

     The overall objective of the Company's executive compensation program is to provide base compensation levels and compensation incentives (in the form of bonus and stock options) that attract and retain the highest quality individuals for key executive positions with the company. The executive compensation program is intended to recognize individual contributions to corporate performance and to recognize the overall performance of the Company relative to the performance of other corporations in the homebuilding industry.

     Base Compensation

     The Compensation Committee reviews from time to time base compensation levels for its executive personnel to determine that such compensation is competitive with other homebuilders of similar size, based upon the results of a nation-wide survey conducted by an independent third party. Individual base compensation levels within pay ranges vary depending upon performance, experience and the scope of each particular position.

     Bonuses

     In 1995, the Company hired a compensation consultant to evaluate its bonus plan and to make recommendations for its improvement. As a result of this study a new plan was proposed which established a bonus pool for all executive officers based upon pre-tax and pre-bonus income, return on capital, and growth measurements. The new plan was approved by the Compensation Committee on June 19, 1995. Individual amounts are determined by an evaluation of individual performance as compared to performance goals, then adjusted to conform to the bonus pool. The performance goals address a wide range of objectives that are designed to reflect the ways in which each person is expected to contribute to the Company's performance. Examples of these criteria include: achieving orders and delivery quotas, gaining final subdivision approvals, and reducing operating costs.

     The Company did not award any cash bonuses to its executive personnel for fiscal 1998 in light of the financial results of the Company over this time period.

     Stock Options

     Stock options are granted as a means of aligning the economic interests of executive personnel with those of the shareholders of the Company. During fiscal 1998, the Company granted to then current executive officers options to purchase a total of 60,000 shares of Common Stock at an exercise price of $1.125. See "Stock Incentive Plan."

     Compensation of the Chief Executive Officer

     Effective April 1, 1997, the Compensation Committee approved a $150,000 increase in Mr. Sanderman's annual base salary from $350,000 to $500,000 as a result of his increased duties as the new President of the Company following the resignation of Arthur Titus, the Company's former President and Chief Operating Officer. Effective October 1, 1997, the Compensation Committee approved a reduction in Mr. Sanderman's annual base salary from $500,000 to $300,000 as part of the Company's cost cutting measures. No cash bonuses were awarded to Mr. Sanderman for fiscal 1998. Effective October 1, 1998, the Compensation Committee accepted Mr. Sanderman's recommendation to eliminate his annual base compensation and in return base his compensation for fiscal 1999 on the Company's performance as determined in the Company's fiscal 1999 Board approved budget. Mr. Sanderman's compensation for 1999 will be $500,000 provided the Company meets or exceeds its projected pre-tax profit for the 1999 budget, otherwise Mr. Sanderman will forego compensation for fiscal 1999.

     Section 162(m)

     The Board of Directors currently intends for all compensation paid to the Named Officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by shareholders. The requirements of Section 162(m) of the Code, however, are uncertain at this time and, the Company believes, arbitrary and inflexible. In the future, the Board of Directors may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) of the Code if, in the Board of Directors' judgment, after considering the additional costs of not satisfying Section 162(m) of the Code, such program is appropriate.

     Compensation Committee

     Dennis Bookshester (Chairman)
     Charles Engles
     Gerald Ginsburg

                                PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total shareholder return on the Common Stock of the Company for the years ended September 30, 1998, 1997, 1996 and 1995 and for the years ended December 31, 1994 and 1993 with the cumulative total return on the Nasdaq Market Index and a Peer Group Index described below over the same period (assuming the investment of $100 in the Common Stock at its closing price of $11.25 per share on December 31, 1993 and in each index on such date, and the reinvestment of all dividends, if any).

                             [CHART APPEARS HERE]

-----------------------------------------------------------------------------------
                             12/31/93  12/31/94  9/31/95  9/30/96  9/30/97  9/30/98
-----------------------------------------------------------------------------------
Sundance Homes                 100.00     23.61    22.22    35.56    15.56    13.33
-----------------------------------------------------------------------------------
Peer Group                     100.00     45.94    72.73    73.18   119.60   118.90
-----------------------------------------------------------------------------------
NASDAQ Composite (U.S.)        100.00     97.75   136.60   162.05   222.44   227.37
-----------------------------------------------------------------------------------

Sources:  Media General Financial Services, Richmond, Virginia.

     The Peer Group Index includes the stock performance of the following homebuilders: Crossman Communities, Inc., Dominion Homes, Inc., D.R. Horton, Inc., Engle Homes, Inc., Inco Homes Corp., Washington Homes, Inc., and Zaring Homes, Inc. Continental Homes Holding Corp., which was a member of the Peer Group Index for the year ended September 30, 1997 was acquired by D.R. Horton, Inc., which has been added to the list. The group of companies included in the Peer Group Index is broader than the Standard & Poor's Index of Homebuilders, which consists of only four companies, and the Company believes its Peer Group Index is comprised of companies with similar operations and is more indicative of the overall performance of the industry as a whole. Dominion Homes, Inc. completed its initial public offering in March 1994 and its performance is not reflected in the Peer Group data prior to the period ended December 31, 1994.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of December 31, 1998, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) the Named Officers, and (iv) all executive officers and directors as a group.

                                                                       Number of Shares      Percent of
                        Name and Address                            Beneficially Owned (1)   Ownership
------------------------------------------------------------------  ----------------------   ----------
Maurice Sanderman (2)(3).........................................          3,537,500            45.3%

Myra Sanderman, as Investment Adviser of the Sanderman
  Descendants Trust U/A/D 12/29/92 (2)...........................          1,175,000            15.0%

Franklin Resources Inc. (4)......................................            720,000             9.2%

Wellington Management Company, LLP (5)...........................            700,500             9.0%

Dennis Bookshester (6)...........................................             37,000             *

Charles Engles (6)...............................................             36,000             *

Thomas Small (6).................................................             29,000             *

Gerald Ginsburg (6)..............................................             29,000             *

Joseph Atkin (6).................................................             25,000             *

Jon Tilkemeier (6)(7)............................................             25,000             *

All executive officers and directors as a group (7 persons) (6)..          3,721,000            47.6%

__________________
*   Less than 1%.
(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) The address of the shareholder listed is c/o Sundance Homes, Inc., 150 West Center Court, Schaumburg, Illinois 60195.
(3) Excludes 1,175,000 shares beneficially owned by Maurice Sanderman's wife, Myra Sanderman, as investment adviser of the Sanderman Descendants Trust U/A/D 12/29/92, of which shares Maurice Sanderman disclaims beneficial ownership.
(4) Based on a Schedule 13G filed with the SEC dated February 10, 1998. According to the Schedule 13G, Franklin Resources, Inc. ("FRI") grants all voting and dispositive power with respect to all 720,000 shares to its investment advisor, Templeton Global Advisors Limited (a subsidiary of
    FRI). Charles B. Johnson and Rupert H. Johnson, Sr. each own in excess of 10% of FRI and may therefore be deemed to be the beneficial owner of the 720,000 shares of Common Stock of the Company. The address of FRI, Charles
    B. Johnson and Rupert H. Johnson, Sr. is 777 Mariners Island Boulevard, San Mateo, California 94404. The address of Templeton Global Advisors Limited is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas.
(5) Based on a Schedule 13G filed with the SEC dated February 11, 1998. According to the Schedule 13G, Wellington Management Company, LLP ("Wellington") has shared voting power with respect to 155,200 shares and shared dispositive power with respect to all 700,500 shares, including 545,300 shares beneficially owned by First Financial Fund, Inc. ("First Financial"). The address of Wellington is 5300 Keystone Court, Rolling Meadows, Illinois 60008. First Financial, based on a Schedule 13G filed with the SEC dated February 10, 1998, has sole voting power and shared dispositive power with respect to all 545,300 shares. The address of First Financial is Gateway Center Three, 100 Mulberry Street, 9/th/ Floor, Newark, New Jersey 07102-4077.
(6) Includes the following number of shares issuable within 60 days of December 31, 1998 pursuant to the exercise of stock options: Dennis Bookshester and Charles Engles, 30,000 each; Gerald Ginsburg, 25,000; Joseph Atkin and Jon Tilkemeier, 25,000 each; and Thomas Small, 29,000.
(7) Jon Tilkemeier resigned from the Company on December 31, 1998.

                               CERTAIN TRANSACTIONS

     Due to the closely held nature of the Company prior to its initial public offering in July 1993, the Company engaged in a number of transactions with Maurice Sanderman, the Chairman and Chief Executive Officer of the Company, and affiliates.

     As part of the initial public offering and recapitalization, the Company issued promissory notes to the Company's Chairman and principal shareholder, Mr. Sanderman. The notes, with a principal balance outstanding of $4,193,000, are subordinate to the Company's bank indebtedness, bear interest at 7 1/2% per annum, compounded daily, and originally matured in two equal annual payments on the first and second anniversaries of the offering. On September 30, 1997, the maturity date of the notes was extended to September 30, 1998. On April 30, 1998 these notes were extended to February 1, 2000.

     On February 24, 1998, the Company borrowed $487,000 on an unsecured basis from Mr. Sanderman. The unsecured note was at a prime rate plus 3.0% with a maturity date of October 1, 1998. These funds were used to pay property taxes for 1996 and 1997 which became due on a building owned by the Company at 201 North Wells, Chicago, Illinois. This loan was repaid in full on June 30, 1998.

     On March 17, 1998, in order to acquire the property located at 3228-3244 North Halsted, Chicago, Illinois, the Company borrowed $890,000 on an unsecured basis from Mr. Sanderman. The unsecured note was at a rate of prime plus 3.0% with an expiration date of October 1, 1998. This note was repaid in full on May 12, 1998.

     On May 1, 1998, Erie Center Lofts, Inc., a wholly owned subsidiary of the Company, entered into a $2.5 million Secured Subordinated Promissory Note with a maturity date of June 30, 1999, and an interest rate of 20% with Mr. Sanderman. The note is secured by a junior mortgage on the property commonly known as Erie Tower located at 421 West Erie Street in Chicago, Illinois. Principal payments under this note may only be paid out of net sales proceeds from the sale of units within Erie Tower only after all advances made under the existing revolving credit loan agreement related to the Erie Tower project have been repaid.

     On May 26, 1998 the Company borrowed $1,602,241 on an unsecured basis from Mr. Sanderman. The unsecured note was at a rate of prime plus 3.0% with a maturity date of October 1, 1998. These funds were used to pay property taxes for 1990, 1991, and 1992, which became due through a court settlement on a building owned by the Company at 201 N. Wells, Chicago, Illinois. This loan was repaid in full on June 30, 1998.

     The Company has entered into a tax indemnification agreement with Mr. Sanderman which provides for, among other things, the indemnification of Mr. Sanderman for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was an S Corporation.

     The Company has entered into an indemnity agreement with each of its directors and certain of its officers providing for indemnification of such director or officer by the Company to the maximum extent permitted under Illinois law. Such indemnity agreements provide, among other things, indemnity for judgments and settlements in derivative actions, prompt payment of legal expenses in advance of indemnification and equitable contribution by the Company in certain instances in the event such director or officer is not entitled to full indemnification.

                             INDEPENDENT AUDITORS

     The Company's Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP to audit the financial statements of the Company for the fiscal year ended September 30, 1999. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to questions. Such representatives will be given an opportunity to make a statement if they desire to do so.


                                 OTHER MATTERS
Solicitation

     The cost, if any, of soliciting Proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of Proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit Proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material to their principals and to request authority for the execution of Proxies. The Company will reimburse such persons for their expenses in so doing.

Proposals of Shareholders

     Proposals of shareholders intended to be considered at the 2000 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company not less than 120 days prior to March 3, 2000.

Shareholder List

     A list of shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each shareholder, will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting and continuing through the date of the Annual Meeting, at the offices of the Company, 150 West Center Court, Schaumburg, Illinois 60195.

Annual Report to Shareholders

     The Company's Annual Report to Shareholders for the year ended September 30, 1998, containing financial and other information pertaining to the Company is enclosed with this Proxy Statement which is being mailed to Shareholders on or about February 2, 1999. The Annual Report to Shareholders does not constitute a part of this Proxy Statement. The Financial Statements of the Company contained in the Annual Report are incorporated herein by reference. (The remainder of the Annual Report is not deemed to have been filed with the Securities and Exchange Commission.)

Annual Report on Form 10-K

     The Company will furnish, without charge, to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 1998 as filed with the Securities and Exchange Commission, including the financial statements and schedules. Such report was filed with the Securities and Exchange Commission on January 13, 1999. Requests for copies of such reports should be directed to Sundance Homes, Inc., Attention: Investor Relations, 150 West Center Court, Schaumburg, Illinois 60195.

     Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated.

                                       By Order of the Board of Directors,

                                       /s/ David Apter

                                       DAVID APTER
                                       Corporate Secretary

PROXY               SUNDANCE HOMES, INC.                 This proxy is solicited
     150 West Center Court, Schaumburg, Illinois  60195        on behalf of
        PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS        Board of Directors
                 To Be Held On March 3, 1999

  TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF SUNDANCE HOMES, INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

  The undersigned holder of Common Stock, par value $.01 per share, of Sundance Homes, Inc. (the "Company") hereby appoints Maurice Sanderman and Charles Engles, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, March 3, 1999, at 9:00 a.m. local time, at the offices of Katten Muchin & Zavis, 525 West Monroe, Suite 1600, Chicago, Illinois 60661, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

  1.  ELECTION OF DIRECTORS TO CLASS II
      [_]  One vote for each share owned    [_]  WITHHOLD AUTHORITY to
            FOR each nominee listed              vote for all nominees listed
            below (except as marked to           below
            the contrary below)

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below. Shareholders have cumulative voting rights in the election of directors. Unless authority is withheld in accordance with these instructions, the proxies will vote the shares covered by this proxy equally to elect the two nominees hereinafter named. In the event that a shareholder withholds authority to vote for one or more nominees, that shareholder's cumulative votes will be distributed equally among the nominees for whom authority is not withheld.)

                                   Dennis Bookshester
                                   Thomas Small


    If a nominee becomes unavailable for election or unable to serve as a director, the votes will be cast for a person that will be designated by the Board of Directors of the Company.


  2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

                 (continued, and to be signed, on reverse side)
--------------------------------------------------------------------------------
                          (continued from other side)

  This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE UNANIMOUS DETERMINATION OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                                          DATED:
                                                 -----------------------------

                                          ------------------------------------
                                          Signature

                                          ------------------------------------
                                          Signature (if held jointly)

                                          Please date and sign exactly as the
                                          name appears hereon. When signing as
                                          executor, administrator, trustee,
                                          guardian, attorney-in-fact or other
                                          fiduciary, please give title as such.
                                          When signing as corporation, please
                                          sign in full corporate name by
                                          President or other authorized officer.
                                          If you sign for a partnership, please
                                          sign in partnership name by an
                                          authorized person.